Exhibit 4.(b)(iv)(2)

QUEENSLAND LAND REGISTRY	LEASE/SUB LEASE	FORM 7 Version 6
Land Title Act 1994, Land Act 1994 and Water Act 2000

Dealing Number
OFFICE USE ONLY
Privacy Statement
Collection of this information is authorised by the Land Title Act 1994 the
Land Act 1994 and the Water Act 2000 and is used to maintain the publicly searchable registers in the land registry and the water register. For more information about privacy in NR&W see the department’s website.

1. Lessor	Lodger (Name, address, E-mail & phone number)	Lodger
KENDAN (NSW) PTY LTD ACN 000 291 270		Code

2.	Lot on Plan Description	County	Parish	Title Reference
	Lot 1 IN BUP 105887	Stanley	Enoggera	50180306
	Lot 2 IN BUP 105887	Stanley	Enoggera	50180307
	Lot 3 IN BUP 105887	Stanley	Enoggera	50180308
	Lot 4 IN BUP 105887	Stanley	Enoggera	50180309
	CMS 23955

3. Lessee Given names	Surname/Company name and number	(include tenancy if more than one)
Progen Pharmaceuticals Ltd
ACN 010 975 612

4. Interest being leased
FEE SIMPLE

5. Description of premises being leased
The whole of the Land

6. Term of lease		7. Rental/Consideration
Commencement date/event: 15/12/2008		See Schedule to this Lease
Expiry date: 14/12/2013 and/or Event:
#Options: 1 x 5 years
#Insert nil if no option or insert option period (eg 3 years or 2 x 3 years)

8. Grant/Execution

The Lessor leases the premises described in item 5 to the Lessee for the term stated in item 6 subject to the covenants and conditions contained in:- *the attached schedule; ~~*the attached schedule and document no.              ;~~

~~* document no.              ; *Option in registered Lease no.              has not been exercised.~~

* delete if not applicable

Witnessing officer must be-aware of his/her obligations under section 162 of the Land Title Act 1994

Kendan (NSW) PTY Limited ACN 000 291 270

/s/ Jean Lpkendanz
Jean Ipkendanz
Director

signature		/s/ Graham Lpkendanz
Graham Ipkendanz
full name		Director

qualification	15/12/2008
Witnessing Officer	Execution Date	Lessor’s Signature
(Witnessing officer must be in accordance with Schedule 1
of Land Title Act 1994 eg Legal Practitioner, JP, C Dec)

9. Acceptance

The Lessee accepts the lease and acknowledges the amount payable or other considerations for the lease.

/s/ Linton W P Burns	signature

LINTON W P BURNS	full name

CHARTERED ACCOUNTANT	qualification	12/12/08	/s/ Linton W P Burns
Witnessing Officer		Execution Date	Lessee’s Signature

(Witnessing officer must be in accordance with Schedule 1

of Land Title Act 1994 eg Legal Practitioner, JP, C Dec)

QUEENSLAND LAND REGISTRY	SCHEDULE	Form 20 Version 2
Land Title Act 1994, Land Act 1994 and Water Act 2000

Title Reference 50180306, 50180307, 50180308, 50180309

REFERENCE SCHEDULE

Premises:	Street address:	16 Benson Street Toowong 4066
Lessor’s Notice Address:	Service address:	c/- Savills (Cairns) Pty Ltd PO Box 6510 Cairns 4870
	Facsimile number:	07 4044 1122
	Contact person:	Scott Green
Lessee’s Notice Address:	Service address:	Progen Pharmaceuticals Ltd PO Box 2403 Toowong 4066
	Facsimile number:	07 3375 9318
	Contact person:	Justus Homburg
Term:		Five (5) years
	Commencement Date:	15/12/2008
	Termination Date:	14/12/2013
Rent:		$235,875 plus GST
Adjustment Dates:	(a) During Term:	15/12/2009, 15/12/2010, 15/12/2011 and 15/12/2012
	(b) During First Option Period:	15/12/2014, 15/12/2015, 15/12/2016 and 15/12/2017
Review Dates:	(a) During Term:	Nil
	(b) During First Option Period:	15/12/2013
Minimum Increase:		The amount equal to 4% of the Rent (and Parking Licence Fee) payable immediately before an Adjustment Date or a Review Date.
Parking Licence Fee:		$21,000 plus GST
Car Parking Bays:		Ten (10) bays
Permitted Use:		Office space
First Option Period:	Term:	Five (5) Years
	Commencement Date:	15/12/2013
	Termination Date:	14/12/2018
Base Year:		30/06/2008
Bank Guarantee Amount:		$128,437.50 plus GST
Business Day place:		Brisbane, Queensland

1.             DEFINITIONS AND INTERPRETATION

1.1           Definitions

In this Lease, unless the context or subject matter otherwise require:

Authorised Representative means:

(a)           in respect of a party which is a corporation:

(i)                                    a company secretary or director or any officer of the corporation whose title or office includes the words manager or director; or

(ii)                                 a person acting with the title or in the office of manager or director; and

(b)                               in respect of each party, a solicitor of that party or a person nominated by Notice to the other party as an authorised representative;

Bank Guarantee means an irrevocable and unconditional undertaking in favour of the Lessor in a form approved by the Lessor, issued by a bank approved by the Lessor and lawfully carrying on business under the Banking Act 1974 (C’th) to pay the Bank Guarantee Amount to the Lessor upon demand;

Body Corporate means the Body Corporate for the Scheme;

Building means all buildings which are now or may at any time be erected upon the Land and includes each part of a Building and the Lessor’s Fixtures;

Business Day means a day, not being a Saturday, Sunday or gazetted public holiday, on which banks are open for commercial business at the Business Day place specified as such in the Reference Schedule and in the place or places where performance of a relevant Obligation is or is required to take place;

Car Parking Bays means the number of car parking bays on common property of the Scheme, referred to in the Reference Schedule;

Claim means, in relation to a person, a claim, demand, remedy, suit, injury, damage, loss, cost, liability, action, proceeding, Right of action, claim for compensation or reimbursement or liability incurred by or to be made or recovered by or against the person, however arising and whether ascertained or unascertained, or immediate, future or contingent;

Government Authority means a local, State or Federal government, or a Minister or government department of any of those governments, a corporation or authority constituted for a public purpose, a holder of an office for a public purpose, and an agent or employee of any of them;

GST means a tax imposed under the GST Law;

GST Amount means an amount calculated by multiplying the consideration for a Taxable Supply by the GST rate, but in any event not more than the GST required to be paid in respect of the Taxable Supply;

GST Law has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 or if that Act does not exist for any reason, means any Act imposing or relating to a GST and any regulation made pursuant to it and includes, where the context permits, any ATO ruling or determination;

Increase in Outgoings means the amount by which the Outgoings for the relevant Outgoings Period exceed the Outgoings for the Base Year;

Index Number means the Consumer Price Index (All Groups) for Brisbane as last published by the Australian Government Statistician or similar index of the Australian Government Statistician which replaces it;

Interest Rate means the rate which is 2% per annum above the rate charged by the Lessor’s bank from time to time on secured overdrafts of $100,000 or more, conclusive evidence of which (in the absence of a manifest error) is a Notice signed by a manager of the Lessor’s bank;

Land means the land described in item 2 of the form 7 in this Lease and includes any part of the Land and the Building;

Lease means this Lease of the Premises and includes the form 7, the Reference Schedule, this schedule and the consent of the Lessor’s mortgagee and/or a Government Authority (if any) attached to this Lease, and where this Lease is required or intended to be registered to pass a legal estate to the Lessee, but is not registered for any reason, any tenancy or obligation arising in contract, by operation of law, in equity or otherwise;

Lessee means the person named and described as such in item 3 of the form 7 in this Lease;

Lessee’s Agents means the Lessee’s Authorised Representatives, agents, employees, contractors, consultants, customers and invitees who may at any time be in or upon the Land;

Lessee’s Outgoings Contribution means the respective amounts the Lessee is obliged under clause 4.1 to pay to the Lessor from time to time as a contribution to an Increase in Outgoings;

Lessee’s Property means all or any part of the fitout, partitions, signs, equipment, stock and other chattels in the Premises which are owned by the Lessee or are hired, leased or borrowed by the Lessee from a person other than the Lessor;

Lessor means the person named and described as such in item 1 of the form 7 in this Lease;

Lessor’s Fixtures means all or any part of the Services and plant, equipment, partitions, window and floor coverings and light and other fittings of the Lessor, at any time installed in or located on the Land;

Minimum Increase means the amount specified as such in the Reference Schedule;

Notice means a written notice, consent, approval, direction, order or other communication;

Notice Address means, in respect of a party:

(a)                                  the address or facsimile number specified as such in the Reference Schedule; or

(b)                                 where a party gives Notice to all other parties of another address or facsimile number, the last address or facsimile number so notified;

Obligation means any expressed or implied legal, equitable, contractual, statutory or other obligation, agreement, covenant, commitment, duty, undertaking or liability;

Option Period means each option period or periods (if any) commencing and terminating on the respective dates specified as such in the Reference Schedule in respect of which a further lease or leases of the Premises may be granted by the Lessor to the Lessee;

Outgoings means the total cost of all outgoings costs and expenses of the Lessor now or later properly assessed, charged or chargeable paid or payable or otherwise incurred upon or in respect of the Premises and/or upon the Lessor in relation to the Premises or in the conduct, management, repair and maintenance of the Premises and to the use and occupation of the Premises and in particular but, without limitation, includes:

(c)                                  all rates and taxes (including land tax unless its recovery is prohibited by statute), charges, assessments, duties and fees of any Government Authority levied, assessed or charged in respect of the Premises;

(d)                                 all administrative and sinking fund levies payable to the Body Corporate;

(e)                                  to the extent not included in Body Corporate administrative fund levies, all insurance premiums payable by the Lessor in respect of insurance against such risks (referrable to the Premises or the Lessor in relation to the Lessor’s interest in the Premises) as the Lessor may deem necessary or desirable including consequential loss;

(f)                                    repairs and maintenance (including replacement of parts) of the Building including the Lessor’s Fixtures, other than the costs of repairs and replacements of a structural or capital nature;

(g)                                 management fees charged by a real estate agent to manage the Land; and

(h)                                 the cost of supplying all Services to the Premises and not paid for separately by the Lessee;

Outgoings Period means a period of not more than 12 months selected by the Lessor for the purpose of calculating and charging Outgoings;

Parking Licence Fee means the amount specified in the Reference Schedule;

Premises means the premises specified in item 5 of the form 7 in this Lease, which is located at the street address specified as such in the Reference Schedule and includes the Land and the Building and each part of the Premises;

Redecorate includes:

(a)                                  the washing down of the whole of the interior of the Premises and (where appropriate) the Lessee’s Property;

(b)                                 the treatment, as previously treated, of all internal surfaces of the Premises by papering, painting, staining, polishing or otherwise to a specification previously approved in writing by the Lessor, having regard to the condition of the Premises at the start of this Lease; and

(c)                                  the replacing of all floor and window coverings or blinds, which in the reasonable opinion of the Lessor, are damaged (otherwise than by fair wear and tear) and are in need of replacement;

Reference Schedule means the details and descriptions contained in the reference schedule, described as such, and set out at the start of this schedule;

Rent means the Rent payable by the Lessee to the Lessor under the terms of this Lease, calculated and payable in the manner described in this Lease, which during the first Rent Period will be the amount specified as such in the Reference Schedule and in subsequent Rent Periods, as adjusted or reviewed in accordance with this Lease;

Rent Period means each separate period of the Term, the first of which commences on the first day of the Term, with each subsequent Rent Period commencing on each annual anniversary, and the expression includes any broken period between the end of the last complete Rent Period and the last day of the Term;

Right includes a legal, equitable, contractual, statutory or other right, power, authority, benefit, privilege, remedy, discretion or cause of action;

Scheme means the community titles scheme of which the Premises form part;

Services means all services or systems of any nature from time to time provided to the Premises and the expression includes (without limitation) the provision of security, lighting, gas, fuel, power, water, sewerage, drainage, removal or disposal of garbage, loading docks, plant rooms, storage areas, fire services, sprinkler systems, the air conditioning equipment, cabling for telephones, computers, television or other electronic medium, lifts or elevators and all services or systems from time to time utilised for access to the Land and all wires, cables, pipes, ducts, conduits, tanks, cisterns, electrical and mechanical plant and other fittings and accessories to the Services;

Taxable Supply has the meaning given in the GST Law;

Tax Invoice means an invoice for the GST Amount, which must include all particulars required by the GST Law and any other information a party may reasonably require to enable it to obtain an input tax credit under the GST Law for the GST Amount;

Term means the term of this Lease which commences and expires on dates specified in item 6 in the form 7 in this Lease, or if terminated earlier, on the earlier date of termination; and

Valuer means a person who is and has been at the time of appointment a full member for at least five years of the Queensland Division of the Australian Institute of Valuers and Land Economists (Inc.).

1.2           Interpretation

In the interpretation of this Lease, unless the context or subject matter otherwise require:

(a)                                  terms in bold in the Reference Schedule have the meanings shown opposite them;

(b)                                 singular includes plural and vice versa and any gender includes every gender;

(c)                                  references to people include corporations, trusts, associations, partnerships, a Government Authority, and other legal entities, and where necessary, include successor bodies;

(d)                                 references to writing include printing, typing, facsimile and other means of representing or reproducing words, figures, drawings or symbols in a visible and tangible form, in English;

(e)                                  references to months mean calendar months;

(f)                                    references to statutes include statutes amending, consolidating or replacing the statutes referred to and all regulations, orders-in-council, rules, by-laws and ordinances made under those statutes;

(g)                                 references to sections of statutes or terms defined in statutes refer to corresponding sections or defined terms in amended, consolidated or replacement statutes;

(h)                                 headings and the table of contents are used for convenience only and are to be disregarded in the interpretation of this Lease;

(i)                                     where any word or phrase is given a defined meaning, another grammatical form of that word or phrase has a corresponding meaning;

(j)                                     each paragraph or sub-paragraph in a list is to be read independently from the others in the list;

(k)                                  a reference to an agreement or document is to that agreement or document as amended, novated, supplemented or replaced from time to time; and

(l)                                     a reference to a party includes that party’s executors, administrators, substitutes, successors, and in the case of the Lessee and Guarantor, permitted assigns.

2.             TERM

2.1           Grant of Lease

The Lessor leases to the Lessee, and the Lessee accepts from the Lessor, a lease of the Premises for the Term, which the Lessee may occupy and use only in accordance with the provisions of this Lease.

2.2           Option for renewal

If:

(a)                                  the Lessee wishes to be granted a lease of the Premises for an Option Period;

(b)                                 the Lessee requests (which request, once made, is irrevocable) the Lessor by Notice which is given not more than six months nor less than three months before the end of the Term, to grant a lease over the Premises for the Option Period;

(c)                                  this Lease has not been determined; and

(d)                                 before the date of commencement of the Option Period, no unremedied breach by the Lessee of the provisions of this Lease exists, unless the breach has been excused or waived by the Lessor by Notice to the Lessee, then the Lessor will grant to the Lessee, and the Lessee must accept from the Lessor, a further lease of the Premises upon the same terms and provisions (subject to other provisions in this Lease) as are contained in this Lease (including the Bank Guarantee), except that:

(e)                                  the term of the lease for the Option Period is as specified in the Reference Schedule and the commencement and expiry dates will be varied accordingly;

(f)                                    the amount of Rent payable from the commencement date of the lease for the Option Period, which must be specified in the Reference Schedule of the lease for the Option Period, will be determined as if the commencement date of the lease for the Option Period is a Review Date;

(g)                                 this clause 2.2 will be deleted.

2.3           Holding over

If the Lessee continues to occupy the Premises with the Lessor’s consent after the end of the Term:

(a)                                  the Lessee must do so as a monthly tenant on the same terms as contained in this Lease, so far as they are relevant to a monthly tenant, and must pay rent monthly in advance at the rate equal to 1/12 of the Rent payable immediately before the end of the Term;

(b)                                 the tenancy may be determined by at least one month’s Notice by either party to the other, which may expire on any day of a month; and

(c)                                  nothing in this clause will be construed as requiring the Lessor to consent to any period of holding over by the Lessee.

3.             RENT

3.1           Payment of Rent

The Lessee must pay to the Lessor, without any deductions, in each year during the Term the Rent by equal monthly instalments in advance each equal to 1/12 of that amount. Rent payments must be made on the first day of each and every month during the Term and any Option Period but if the Term does not commence on the first of a month, the first and last payments will be proportionate (calculated on a daily basis).

3.2           Adjustment of Rent

On and after each Adjustment Date, the Rent will be adjusted to an amount equal to the greater of:

(a)           the Rent then payable increased by an amount equal to the Minimum Increase; or

(b)           equal to R in the following formula:

R= A x B
C

where:

R                                       is the Rent payable immediately after the relevant Adjustment Date;

A                                       is the Rent payable immediately before the relevant Adjustment Date;

B                                       is the Index Number last published before the relevant Adjustment Date; and

C                                       is the Index Number last published before the date when the Rent payable immediately before the relevant Adjustment Date became effective,

but regardless of any other provision in this Lease, Rent will not decrease after an Adjustment Date.

3.3           Market review

As at each Review Date, the Rent will be reviewed to an amount equal to the greater of:

(a)           the Rent then payable; or

(b)           the current annual market rental of the Premises;

but regardless of any other provision in this Lease, Rent will not decrease after a Market Review.

3.4           Lessor’s Notice

During the period three months before the Review Date or at any time after the Review Date, the Lessor may serve a Notice on the Lessee specifying the amount that the Lessor considers is the current annual market rental of the Premises as and from the Review Date.

3.5           Determination by Valuer

If the Lessee considers the rent specified by the Lessor in the Lessor’s Notice given under clause 3.4 not to be the current annual market rent of the Premises, then the Lessee may by Notice to the Lessor within 28 days after being notified of such rent, object to the rent specified in the Lessor’s Notice. If the parties are unable to reach agreement as to the current annual market rent of the Premises within one month of the Lessor receiving the Lessee’s objection Notice, the dispute is to be settled, at the instance of either party, by a Valuer who must be appointed by or on behalf of the executive officer (or acting executive officer) for the time being or other senior office bearer of the Queensland Division of the Australian Institute of Valuers and Land Economists (Inc) and the Valuer so appointed must determine the current annual market rent of the Premises on the basis and by reference to the matters and factors specified in this Lease. The Valuer must make and deliver a written determination with reasons and calculations within 28 days of the Valuer being agreed upon or of being nominated and appointed to act (as the case may be).

3.6           Cost of determination

The cost of the Valuer’s determination will be apportioned in the manner as the Valuer may consider appropriate having regard to the conduct of each of the parties or if not specified in the determination, equally as between the Lessor and the Lessee.

3.7           Basis of determination

In determining the current annual market rent on a Review Date, the Valuer:

(a)                                  is deemed to be acting as an expert and not as an arbitrator;

(b)                                 must have regard to the terms and conditions of this Lease;

(c)                                  must assume that the Lessee pays GST in relation to the supply of the Premises to the Lessee by the Lessor;

(d)                                 must make no deduction on account of any concession previously granted to the Lessee or on account of any premium previously paid by the Lessee;

(e)                                  must take into account the general condition and quality of the Premises other than any deleterious condition caused by the Lessee;

(f)                                    must have regard to the rental value of comparable premises within the general location of the Premises; and

(g)                                 must assume that all covenants on the part of the Lessee and the Lessor contained in the Lease have been fully performed and observed.

3.8           No objection by Lessee

If the Lessee does not object to the rent specified by the Lessor in the Notice given by the Lessor under clause 3.4, the Rent from the Review Date will be as specified by the Lessor in that Notice.

3.9           Payment pending determination

In cases where the Rent payable on and after a Review Date has not been agreed or determined by the due date for the payment of the first instalment of Rent, the Lessee must pay to the Lessor on account of the Rent, monthly instalments equivalent to the instalments of Rent payable immediately before the relevant Review Date, and an adjustment will be made between the Lessor and the Lessee by the payment of any deficiency by the Lessee to the Lessor or the refunding or crediting of any excess by the Lessor to the Lessee (as the case may be).

4.             OUTGOINGS

4.1           Lessee to pay Outgoings

In each Outgoings Period the Lessee must pay to the Lessor (in addition to all other amounts payable under this Lease) the Lessee’s Outgoings Contribution for that Outgoings Period.

4.2           Estimates of Outgoings

The Lessor may at any time give to the Lessee an estimate of the Lessee’s Outgoings Contribution for the then current Outgoings Period and the Lessee must pay such estimated amounts to the Lessor by equal periodic payments on the first day of each month with Rent. Upon computation of the aggregate of the Lessee’s Outgoings Contribution at the end of each Outgoings Period; even though this Lease may have expired or been determined at that time or that the Rent may have subsequently been reviewed or adjusted, any necessary adjustment between the estimated and actual amount of the Lessee’s Outgoings Contribution payable will be made and any refund to or further payment by the Lessee must immediately be allowed or made by or to the Lessor accordingly.

4.3           Statement of Outgoings

As soon as practicable after the end of each Outgoings Period, the Lessor must furnish to the Lessee a statement of the actual Outgoings for the Outgoings Period just ended.

4.4           Utilities

The Lessee must immediately pay all costs, rates, taxes and imposts levied or charged separately by any Government Authority in relation to the Lessee’s business conducted from the Premises and expenses for all Services which are consumed, supplied, connected or metered separately to, in or on the Premises.

5.             OTHER CHARGES PAYABLE BY LESSEE

5.1           Costs under Lease

The Lessee must pay all reasonable costs and expenses of the Lessor (on a solicitor and own client basis) in relation to:

(a)                                  the negotiation, preparation, execution, delivery, stamping, registration, completion, renewal, extension, variation, assignment, proposed assignment, termination or surrender of this Lease;

(b)                                 the enforcement, protection or waiver or attempted enforcement or protection of a Right under this Lease by the Lessor;

(c)                                  the giving of any consent or approval by the Lessor or its mortgagee (if any) under this Lease; and

(d)                                 legal proceedings (other than litigation between the Lessor and the Lessee) which arise directly or indirectly out of the Lessee’s occupancy of the Premises or the Permitted Use, where the Lessor

(without fault on its part) is made a party to any legal proceedings commenced by or against the Lessee,

and the costs of consultants incidental to the above (on a full indemnity basis).

5.2           Future taxes

The Lessee must, unless provided elsewhere in this Lease, pay without exception, all rates, charges, taxes, assessments, outgoings and impositions whether from a Government Authority or otherwise, whether of a capital, revenue value or other basis and even though of a novel character, which may at any time during the Term be assessed, charged or imposed upon or in respect of the Lessee’s use of the Premises or this Lease and whether assessed against the Lessor or directly against the Lessee.

5.3           Lessee to pay GST

(a)                                  Where in this Lease any Rent, Lessee’s Outgoings Contributions, Parking Licence Fees or any other payments are to be made to the Lessor:

(i)                                     those payments have been calculated without regard to GST; and

(ii)                                  in addition to any payment made by the Lessee to the Lessor, the Lessee must also pay to the Lessor a GST Amount on account of any GST payable by the Lessee in respect of the taxable supply for which the payment is paid.

(b)                                 The Lessor’s Right to payment under clause 5.3(a) is subject to a valid Tax Invoice being given by the Lessor in relation to the payment

5.4           Excess on Lessor’s insurance

The Lessee must from time to time, on demand by the Lessor, pay to the Lessor all extra or excess premiums and other charges (if any) for insurance on the Premises required on account of extra risk caused by the Permitted Use or any other use to which the Premises are put by the Lessee.

6.             TERMINATION OR ABATEMENT ON RESUMPTION, DAMAGE, DESTRUCTION

6.1           General Rights of parties

If the Premises are resumed or taken for public purposes by any Government Authority or the whole or any part of the Premises are destroyed or damaged by fire, flood, lighting, storm, tempest or other disabling cause, so as (in either case to render the Premises during the Term inaccessible or substantially unfit for the use and occupation of the Lessee or to deprive the Lessee of substantial use of the same, or so as (in the later case only) to render the rebuilding or reconstruction of the Premises in its previous form impracticable or undesirable in the opinion of the Lessor then:

(a)                                  the Lease may be determined without compensation by either the Lessor or the Lessee by Notice to the other, but the Lessee is only entitled to determinate the Lease under this clause if the Lessor fails after Notice from the Lessee to commence to rebuild or reinstate the Premises or make the same accessible within a reasonable time;

(b)                                 any such determination will be without prejudice to the Rights of either party in respect of any antecedent breach matter or thing;

(c)                                  nothing in this Lease will impose any Obligation upon the Lessor to rebuild or reinstate the Premises or to make the same accessible or fit for use and occupation of the Lessee;

(d)                                 upon the happening of any such damage or destruction, the Rent and the Lessee’s Obligation to contribute towards Outgoings or a proportionate part of the Rent or the Outgoings contribution, according to the nature and extent of the damage sustained, will abate until the Premises are rebuilt or reinstated or are made accessible and fit for the occupation and use of the Lessee or until the Lease is determined under the provisions of this clause; and

(e)                                  if a dispute arises out of the operation or effect of any provision of this clause 6, then the dispute will be referred for determination by an arbitrator nominated by the president (or acting president) or other senior office bearer for the time being of the Queensland Law Society Incorporated to arbitration under the provisions of the laws for the time being in force in Queensland.

6.2           Limitation of Lessee’s Rights

Regardless of clause 6.1, the Lessee may determine this Lease only if the inaccessibility, destruction or damage was not caused or contributed to (to the extent of 50% or more) by the Lessee or the Lessee’s Agents and Rent and Outgoings contribution will only abate in the same proportion as the Lessee or the Lessee’s Agents have not contributed to the destruction or damage.

7.             USE OF PREMISES

7.1           Permitted Use

The Lessee must not use the Premises or permit the Premises to be used for any purpose other than the Permitted Use without the prior written consent of the Lessor.

7.2           No warranty

The Lessee acknowledges that neither the Lessor nor any person on behalf of the Lessor has made any promise, representation, warranty or undertaking in respect of the suitability of the Premises for any use or for any business to be carried on nor in respect of the Lessor’s Fixtures.

7.3           Lessee’s Obligations

The Lessee must at its own expense:

(a)                                  (cleaning) keep the Premises clean and tidy;

(b)                                 (conduct Permitted Use) at all times during the Term, conduct the Permitted Use from the Premises professionally, competently and in a businesslike manner;

(c)                                  (Pests) keep the Premises free of vermin and pests;

(d)                                 (Permits) obtain and maintain licenses, permits, consents and registrations required from
Government Authorities to carry on the Permitted Use from the Premises;

(e)                                  (storage) store in the Premises, only goods required in the ordinary course of conducting its business and only in areas intended for storage of goods of that class;

(f)                                    (compliance with laws) comply with all laws relating to the Premises, the Lessee’s occupation of the
Premises and the conduct of the Lessee’s business in the Premises;

(g)                                 (floor overloading) comply with the maximum floor loading rates for the Building;

(h)                                 (lock Premises) keep the Premises securely locked when unoccupied;

(i)                                     (remove refuse) remove all refuse from the Premises and comply with the Lessor’s reasonable directions with regard to the disposal of refuse;

(j)                                     (emergencies) comply with the Lessor’s reasonable directions regarding emergencies and fire drills;

(k)                                  (damage) give Notice to the Lessor promptly of damage sustained to the Premises or circumstances likely to cause damage or injury within the Premises of which the Lessee is aware;

(l)                                     (by-laws) comply with the by-laws of Scheme;

(m)                               (Body Corporate directions) comply with the lawful directions of the Body Corporate;

(n)                                 (Infectious diseases) give Notice to the Lessor if it becomes aware of any infectious diseases in the Premises and fumigate the Premises if required by the Lessor; and

(o)                                 (Notices from Government Authorities) provide to the Lessor, as soon as possible, copies of all Notices which relate to the Premises and which the Lessee receives from a Government Authority.

7.4           Restrictions on conduct

The Lessee must not:

(a)                                  (offensive conduct) do anything which does or could annoy or offend anyone in or around the Land or which could become dangerous or a nuisance to the Lessor or any other person;

(b)                                 (smoking) itself nor permit the Lessee’s Agents to smoke cigarettes, pipes, cigars or other forms of tobacco or similar substances on the Land, the Building or the Premises, and must display signs within the Premises reasonably required by the Lessor notifying of the prohibition on smoking in such areas;

(c)                                  (sales) hold auction, bankruptcy or fire sales in the Premises;

(d)                                 (obstructions) obstruct the air conditioning equipment or fire or security alarms in or adjacent to the Premises;

(e)                                  (vending machines) install vending, amusement or similar machines in the Premises;

(f)                                    (Lessor’s interest) do anything which would adversely affect the Lessor’s interest in the Land or the Scheme;

(g)                                 (dangerous goods) bring upon or store in the Premises explosive, inflammable or corrosive fluids or chemicals except as are normally consumed or sold by the Lessee in the conduct of the Permitted Use from the Premises and only so long as they are confined in containers and in accordance with the terms of licences or laws which regulate the storage of a substance;

(h)                                 (animals) keep animals or birds in or on the Premises;

(i)                                     (food) prepare or cook food except in parts of the Premises which are approved in writing by the Lessor for that purpose;

(j)                                     (source of light and power) use any form of light, power or heat other than electricity or gas supplied through meters, except during a period of power failure or restrictions, when the Lessee is entitled to use auxiliary power or lighting (other than an exposed flame);

(k)                                  (sleeping) allow any person to sleep in the Premises; nor

(l)                                     (overloading) without the prior written consent of the Lessor, install electrical equipment in the Premises which may overload the cables, switchboards or sub-boards through which electricity is conveyed to the Premises.

7.5           Signs

Subject to clause 21.2, the Lessee must:

(a)                                  not write, affix, paint, or display any sign on any part of the inside or outside of the Building or the Land except with the prior written approval of the Lessor and each relevant Government Authority; and

(b)                                 at the end of the Term or earlier termination of this Lease, remove the Lessee’s sign at the Lessee’s expense and reinstate the surface of the Building to its condition immediately before the sign was affixed.

8.             ASSIGNMENT, SUBLEASES, LICENCES AND MORTGAGES ETC

8.1           Restriction

The Lessee must not during the Term assign, transfer or sub-lease its interest in this Lease, or grant a licence over the Premises or mortgage, charge or otherwise encumber its estate or interest in this Lease, without the Lessor’s prior written consent, and unless:

(a)                                  the Lessee gives to the Lessor not less than 14 day’s Notice of the Lessee’s desire to do so;

(b)                                 the Lessee is not then in default under this Lease; and

(c)                                  the Lessee complies with the Lessor’s reasonable requirements which will be notified immediately after the request for consent is made.

8.2           Change of control

(a)                                  If the Lessee is a company other than a company whose shares are listed on the Australian Stock Exchange Limited or another recognised stock exchange, whether inside or outside Australia, the Lessee must not:

(i)                                     register, record or enter in its books any transfer of any share or shares in the capital of the Lessee;

(ii)                                  issue any beneficial interest in any of the shares in its capital; or

(iii)                               take or attempt to take any action having or which will have the effect that the shareholders of the Lessee as at the commencement date of the Term, who together beneficially held or controlled the voting, income or capital participation Rights in the Lessee, would then be different or one or more of such Rights were different or they cease to have appointed or to have the Right to appoint, replace or remove a majority of the Lessee’s directors from time to time, without the prior consent in writing of the Lessor which must not be withheld where:

(iv)                              the Lessee has proved to the reasonable satisfaction of the Lessor that the proposed new shareholders and their directors are respectable, responsible and solvent persons capable of adequately carrying on in the Premises, the Permitted Use under this Lease; and

(v)                                 the proposed new shareholders or directors have furnished the Lessor with such guarantee or guarantees of the performance of the Lessee’s Obligations under this Lease as the Lessor may reasonably require.

(b)                                 If the Lessee is a subsidiary of a company other than a company whose shares are listed on the Australian Stock Exchange Limited or another recognised stock exchange, whether inside or outside Australia, the provisions of this clause 8.2 will apply to the Lessee but will not be taken to apply to any transaction involving the shares in the Lessee’s holding entity.

9.             MAINTENANCE REPAIR AND ALTERATIONS

9.1           To keep in repair

The Lessee must maintain, repair and keep the Premises in good and substantial repair order and condition, having regard to its condition at the commencement of the Term, damage by explosion, earthquake, aircraft, riot, civil commotion, fire, flood, lightning, storm, tempest, act of God, war damage, malicious damage and reasonable wear and tear and by inherent or structural defects and subsidence only excepted. This covenant does not impose on the Lessee any Obligation in respect of any structural maintenance replacement or repair except when the same is rendered necessary by any act, neglect, default or omission on the part of the Lessee or the Lessee’s Agents or by the Lessee’s use or occupancy of the Premises. The Lessee acknowledges that the Premises are in good and substantial repair order and condition at the commencement of the Term.

9.2           Other repair Obligations

The Lessee must:

(a)                                  in the last year of the Term and from time to time if necessary or reasonably required by the Lessor, Redecorate the Premises;

(b)                                 keep the Premises clean, tidy and free from dirt and rubbish and must employ a reputable cleaning contractor to clean the Premises;

(c)                                  at all times keep and maintain the Lessee’s Property in good and substantial repair, working order and condition; and

(d)                                 immediately repair and replace all broken glass including exterior windows with glass of the same or similar quality and all damaged or broken heating, lighting, electrical equipment and plumbing installed upon the Premises.

9.3           Inspection by Lessor

The Lessor or its Authorised Representatives may at reasonable times on reasonable Notice (except in an emergency, where no Notice, written or otherwise, is required) enter and inspect the state of repair of the Premises.

9.4           Lessor’s repair Notice

The Lessor and its Authorised Representatives may:

(a)                                  serve upon the Lessee a Notice of a failure by the Lessee to Redecorate or to carry out a repair, replacement or the cleaning of the Premises which is the Lessee’s Obligation under this Lease;

(b)                                 require the Lessee to carry out that repair, replacement, cleaning or Redecorate the Premises within a reasonable time; and

(c)                                  in default of the Lessee doing so, elect to carry out that repair, replacement, cleaning or Redecoration itself and the cost and expense of doing so, whether incidental or otherwise, will be payable on demand by the Lessee to the Lessor.

9.5           Lessor may enter

The Lessor and its Authorised Representatives may at all reasonable times upon giving to the Lessee reasonable Notice (except in the case of emergency when no notice, either written or otherwise, is required) enter upon the Premises for the purpose of complying with any request, requirement, notification or order of any Government Authority for which the Lessee is not liable under its this Lease or for carrying out such reinstatement repairs or alterations to the Premises deemed necessary or desirable by the Lessor, provided always that in doing so, the Lessor must minimise inconvenience to the Lessee.

9.6           No alterations without consent

The Lessee must not make or cause alterations, additions or improvements to the Premises or the Lessor’s Fixtures without the prior written consent of the Lessor.

9.7           Conditions of consent

If the Lessor consents to the Lessee undertaking alterations or additions to the Premises, the Lessee must comply with the requirements of the Lessor, which the Lessor may notify at the time the consent is given and all Government Authorities, but if the Lessee’s alterations or additions involve the erection of internal partitions, the Lessee must, if requested by the Lessor, remove all internal partitions on the expiration or sooner termination of this Lease.

9.8           Government Authority Notices

Work required to be undertaken to the Premises as a result of a Notice issued by a Government Authority will be undertaken by and at the cost and expense of:

(a)           the Lessee, if the works required to be undertaken are of a non-structural nature and are required by virtue of the nature of the Lessee’s business or the number or sex of the Lessee’s Agents; or

(b)           the Lessor, in all other cases, and as and from the date of completion of the works, the Lessor will be entitled to increase the Rent by Notice to the Lessee by an amount equal to 8% of the total cost of the works including, without limitation, fees paid to consultants, except where such works are required because of the Lessor’s non-compliance with any relevant law.

9.9           Lessor’s works

The Lessor may, at all reasonable times upon giving the Lessee reasonable Notice, enter and undertake building works to the Premises of its own volition but in doing so must endeavour to cause as little inconvenience to the Lessee and the Lessee’s Agents as is reasonably possible.

10.           INSURANCE

10.1         Lessee to insure

The Lessee must maintain during the Term, in the joint names of the Lessor and Lessee for their respective interests, with an insurer approved by the Lessor:

(a)           public liability insurance for an amount of not less than $10 million for each occurrence;

(b)           plate glass insurance for its replacement value;

(c)           workers’ compensation insurance;

(d)           insurance against damage to or loss of the Lessee’s Property within the Premises for its replacement value; and

(e)           other insurance for an amount and on terms which, in the Lessor’s reasonable opinion, a prudent lessee would take out.

10.2         Increase of amounts

The Lessor may, by Notice, require the Lessee to increase the amount of any insurance taken out under this Lease by the Lessee.

10.3         Certificates of currency

Whenever requested by the Lessor, the Lessee must give to the Lessor a certificate of currency for each policy required to be effected under this Lease.

11.           LESSEE’S LIABILITIES AND INDEMNITIES

11.1         Lessee’s risk

The Lessee must occupy the Premises at its own risk.

11.2         Release of Lessor

To the extent permitted by law, the Lessee releases the Lessor from all Claims which the Lessor incurs or is liable for in connection with:

(a)           damage, loss, injury or death to a person;

(b)           damage, loss or injury to property;

(c)           the exercise by the Lessor of a Right under this Lease;

(d)           the state of repair or condition of the Premises; or

(e)           Services provided to the Premises,

other than those which arise solely as a result of the wilful or negligent act or omission of the Lessor.

11.3         Indemnity

The Lessee indemnifies the Lessor against all Claims which the Lessor incurs or is liable for in connection with:

(a)           damage, loss, injury or death caused or contributed to by the Lessee or the Lessee’s Agents;

(b)           a default in the performance or observance of an Obligation of the Lessee;

(c)           the Lessee’s occupation of the Premises; or

(d)           the Services,

unless the Claim arises solely as a result of the wilful or negligent act or omission of the Lessor.

11.4         Continuing indemnity

Each indemnity of the Lessee contained in this clause or elsewhere in this Lease is a continuing Obligation of the Lessee and remains in full force and effect after the termination of this Lease and a separate and independent Obligation of the Lessee.

11.5         Condition precedent to Lessor’s liability

Despite any other provision in this Lease to the contrary, the Lessor is not in default of its Obligations under this Lease unless the Lessee first gives Notice to the Lessor of the default and the Lessor fails within a reasonable time after receiving Notice to take proper steps to rectify the default.

12.           QUIET ENJOYMENT

If the Lessee punctually pays the Rent and the Outgoings and other moneys payable under this Lease and observes and performs the Obligations on the Lessee’s part contained or implied under this Lease (whether positive or negative), the Lessee may hold and enjoy the Premises during the Term without any interruption by the Lessor or by any person rightfully claiming through, under or in trust for it.

13.           DETERMINATION OF TERM

13.1         Lessee to deliver up

The Lessee must deliver up possession of the Premises at the end of the Term, or any earlier date on which this Lease is terminated, in the condition the Lessee is required under this Lease to maintain them during the Term.

13.2         Right to remove Lessee’s Property

If the Lessee has promptly paid the Rent, the Outgoings and all other moneys required to be paid under this Lease and punctually observed, performed and fulfilled its Obligations, whether positive or negative in character, under this Lease, the Lessee may during the last seven days of the Term or in the case of a prior termination, within three days after the date of termination, remove from the Premises all of the Lessee’s Property.

13.3         Obligation to remove Lessee’s Property

If the Lessee has not done so under clause 13.2, the Lessee must, if directed by Notice to do so by the Lessor, remove from the Premises, within two days after receiving the Lessor’s Notice requesting its removal, all of the Lessee’s Property or the part of the Lessee’s Property as is specified in the Lessor’s Notice to the Lessee.

13.4         Lessee to repair damage

The Lessee must make good any damage caused to the Premises by the removal of the Lessee’s Property to the reasonable satisfaction of the Lessor.

13.5         Lessor’s Rights

If the Lessee does not remove all of the Lessee’s Property required to be removed under this Lease, the Lessor may, at the Lessee’s cost and expense remove and store the Lessee’s Property at the Lessee’s risk or treat the Lessee’s Property, or any part of it, as abandoned and Claim it as its own property and deal with it as it sees fit.

14.           DEFAULT OF LESSEE

14.1         Lessor may rectify

If the Lessee fails to pay money or charges required to be paid under this Lease to any person other than the Lessor or otherwise fails to perform or observe an Obligation under this Lease, the Lessor may (but without Obligation to do so), as the agent of the Lessee, make the payment or do all the acts and things and incur the expenses as may be necessary to perform the Lessee’s Obligation. The full amount of any payments made or expenses incurred must constitute a liquidated debt due and payable on demand by the Lessee to the Lessor.

14.2         Interest on overdue payments

Without prejudice to other Rights of the Lessor, if the Lessee does not pay any money which is payable by the Lessee to the Lessor under this Lease within seven days after the due date for payment, then they must pay to the Lessor interest:

(a)           on the amount remaining unpaid from the due date or dates for payment until those amounts are actually received by the Lessor;

(b)           on any judgment which the Lessor obtains against the Lessee from the date of the judgment until the judgment has been satisfied;

(c)           at the Interest Rate quoted on the date the payment was due or on the date of the judgment as the case may be; and

(d)           at the Lessor’s option, capitalised monthly.

14.3         Events of default

The Lessee commits an event of default if:

(a)           (non-payment) it does not pay Rent, Outgoings or any other money due and payable under this Lease within 14 days after the due date;

(b)           (non-performance) it does not perform or observe an Obligation, whether positive or negative, under this Lease;

(c)           (assignment to creditor) an assignment of any property is made for the benefit of a creditor of the Lessee or a Guarantor;

(d)           (corporation) where the Lessee is a corporation:

(i)            any application or petition for the winding-up of the Lessee is made or presented or an order is made or a resolution is passed for the winding-up of the Lessee;

(ii)           the Lessee goes into liquidation, enters into a scheme of arrangement or compromise with its creditors, is placed under official management or a receiver and/or manager, liquidator, provisional liquidator or administrator of any of its assets is appointed;

(iii)          a person lawfully takes or attempts to take possession of any of the Lessee’s assets; or

(iv)          the Lessee is struck off or de-registered or otherwise ceases to exist or have legal capacity;

(e)           (insolvency) the Lessee stops payment or is unable to pay its debts or is unable in the opinion of the Lessor or one of its Authorised Representatives to pay its debts from its own money as they fall due; or

(f)            (material adverse effect) any event which in the Lessor’s reasonable opinion has or may have a material adverse effect on the Lessee, its business or which may materially affect the ability of the Lessee to perform or observe an Obligation under this Lease.

14.4         Forfeiture of Lease

If the Lessee commits an event of default and fails to remedy the default (if it is capable of remedy) or where compensation in money is required and the Lessee fails to pay the compensation, subject to the provisions of section 124 of the Property Law Act 1974 (Q1d), the Lessor may terminate this Lease:

(a)           without prior Notice, by re-entering and taking possession of the Premises (by force if necessary) and eject the Lessee and/or the Lessee’s Agents, without regard to the Lessee or its interest under this Lease and upon re-entry, this Lease will be absolutely determined;

(b)           by Notice to the Lessee terminating this Lease; or

(c)           by Notice to the Lessee converting this Lease into a monthly tenancy which will be on the same terms and conditions as this Lease, as they apply to a monthly tenancy, and the Lessee must pay Rent at the same monthly rate as payable immediately before the termination, and exercise other Rights.

14.5         Effect of termination

If the Lessor terminates this Lease under clause 14.4, the Lessee will have no further Rights against the Lessor under the Lease or as a result of the termination.

14.6         Essential terms

The essential terms of this Lease are the Lessee’s Obligations:

(a)           to pay Rent, Outgoings and other money;

(b)           to repair and maintain the Premises;

(c)           to use the Premises only for the Permitted Use;

(d)           not to assign, transfer or sublease its interest in this Lease or part with possession of the Premises without the Lessor’s prior consent,

in the manner required by this Lease.

14.7         Damages for breach

If this Lease is terminated by the Lessor as a result of a breach of an essential term of this Lease, the Lessor, in addition to other Rights, may Claim from the Lessee liquidated damages, payable on demand, for the loss of the tenancy equal to the difference between:

(a)           the total Rent and other moneys payable under this Lease the Lessee would have been obliged to pay for the balance of the Term had the Lease not been terminated; and

(b)           the amount (if any) which the Lessor receives or reasonably estimates receiving (at the time the Claim for liquidated damages is made) during the balance of the Term, from other incoming tenants or occupiers of the Premises, but to the extent that the Claim for liquidated damages is an acceleration of payments under the Lease, the Lessee is entitled to deduct from the amount otherwise payable, an amount equal to 2% per annum less than the Interest Rate as at the date of any demand for payment.

14.8         Mitigation of loss

If the Lessor terminates this Lease under clause 14.4 as a result of a breach of an essential term, the Lessor must takes reasonable steps to mitigate its loss.

15.           CAR PARKING

15.1         Licence

The Lessor grants to the Lessee for the Term of this Lease, the non-exclusive personal licence to park in the Car Parking Bays.

15.2         Parking Licence Fee

The Lessee must pay the Parking Licence Fee to the Lessor free of all exchange and all deductions during the continuance of and for the Rights given to the Lessee under this Lease by equal monthly instalments in advance on the first day of each month. Where the Commencement Date is a date other than the first day of a month, the Lessee must pay on the Commencement Date a proportion of an instalment equating to the length of the broken period (calculated on a daily basis), and must, after that date, pay the Parking Licence Fee on the first day of each month during the Term.

15.3         Review of Parking Licence Fee

The Parking Licence Fee will be reviewed annually on the anniversary of the Commencement Date:

(a)           as at each Adjustment Date, to an amount equal to the greater of:

(i)            the Parking Licence Fee then payable increased by an amount equal to the Minimum increase; or

(ii)           equal to PLF in the following formula:

PLF=	A x B
C

where:

PLF        is the Parking Licence Fee payable immediately after the relevant Adjustment Date;

A             is the Parking Licence Fee payable immediately before the relevant Adjustment Date;

B             is the Index Number last published before the relevant Adjustment Date; and

C             is the Index Number last published before the date when the Parking Licence Fee payable immediately before the relevant Adjustment Date became effective;

(b)           as at each Review Date, to an amount equal to the greater of:

(i)            the Parking Licence Fee then payable; or

(ii)           the current market Parking Licence Fee payable for the Car Parking Bays;

(c)           on the basis that regardless of any other provision in this Lease, the Parking Licence Fee:

(i)            will not decrease after an Adjustment Date or a Market Review;

(ii)           the Parking Licence Fee will increase by at least the Minimum Increase after each Adjustment Date; and

(iii)          otherwise will be reviewed in accordance with the provisions and principles of clause 3, as if for the purpose of that clause, the Parking Licence Fee were Rent.

15.4         Hours of Licence

Subject to the requirements of all relevant authorities, the Lessee may park the Lessee’s cars in the Car Parking Bays seven days a week, 24 hours a day.

15.5         Not to clean Lessee’s car

The Lessee must not clean, grease, oil, repair or wash the Lessee’s car or permit the cleaning, greasing, oiling, repairing or washing of the Lessee’s cars in the Car Parking Bays.

15.6         Avoid damage to Car Parking Bays

The Lessee must not do or omit to do or permit or suffer to be done or omitted any act matter or thing which might in any way endanger the Building or the Car Parking Bays or any person equipment chattel or goods whether the property of the Lessor or not which may be in the Building or the Car Parking Bays.

15.7         No rubbish

The Lessee must:

(a)           not place, throw or drop any rubbish in or about the Car Parking Bays nor cause or permit any rubbish to be placed, thrown or dropped in or about the Car Parking Bays; and

(b)           at all times use the Lessee’s best endeavours to ensure that the Car Parking is kept free from rubbish.

15.8         Lessor not responsible

The Lessor will not be responsible for any damage that the Lessee’s car may sustain while upon or entering or leaving the Car Parking Bays.

15.9         Risk of the Lessee

The Lessee’s cars whether parked or mobile in the Car Parking Bays are at the sole risk of the Lessee.

15.10       Lessor not liable for death

The Lessor will not be liable in respect of death of or injury to persons using the Lessee’s car as driver or passenger or in respect of any loss of or damage to the Lessee’s car or anything attached to it or contained in it (whether belonging to the car or not) except to the extent that such death, injury, loss or damage be caused or contributed to by the negligence or wilful act or omission of the Lessor.

15.11       Risk of chattels

The Lessee’s chattels left in the Lessee’s cars in the Car Parking Bays are at the sole risk of the Lessee.

15.12       No safe keeping

None of the employees, agents, sub-contractors, contractors or servants of the Lessor have any authority to accept any goods for safe custody nor does any manager of the Car Parking Bays have such authority from the Lessor.

16.           BANK GUARANTEE

16.1         Delivery to Lessor

The Lessee must:

(a)           at its own expense arrange for the Bank Guarantee to be issued and delivered to the Lessor on or before the Commencement Date; and

(b)           ensure that the Bank Guarantee is current and enforceable for the whole of the Term.

16.2         Retention of Bank Guarantee

The Bank Guarantee may be retained by the Lessor during the Term.

16.3         Lessee’s default

If the Lessee defaults:

(a)           in making payment to the Lessor of Rent or other money payable under this Lease; or

(b)           in the observance or performance of any other Obligation on the part of the Lessee contained or implied in this Lease (including those of a negative character) resulting in liability on the part of the Lessee to pay monies to the Lessor;

the Lessor may demand payment from the bank which issued the Bank Guarantee of the whole or part of the amount secured by the Bank Guarantee to compensate the Lessor for the loss suffered directly or indirectly by the Lessor as a result of the default.

16.4         Replacement of Bank Guarantee

If the Lessor receives payment under the Bank Guarantee, the Lessee must promptly provide a replacement or additional Bank Guarantee so that the total amount of the Bank Guarantee specified in the Reference Schedule and required under this clause 16 is restored.

16.5         Assignment of Bank Guarantee

If the Lessor transfers or assigns its interest in this Lease, the Land or the reversion of this Lease, the Lessor may assign the Bank Guarantee which is then in place to the transferee or assignee. The Lessee must, if requested by the Lessor, at the expense of the Lessor either:

(a)           enter into a deed or agreement with any transferee or assignee to perfect that assignment; or

(b)           provide a replacement Bank Guarantee in a form acceptable to the Lessor in favour of the transferee or assignee in which case, the original Bank Guarantee must be returned to the Lessee.

16.6         Return of Bank Guarantee

If:

(a)           the Lessee is not holding over;

(b)           there are no unremedied breaches of the Lessee’s Obligations (including those of a negative character) under this Lease;

(c)           there are no Claims by the Lessor against the Lessee for damages for breach of an Obligation of the Lessee under this Lease; and/or

(d)           the Lessee has not exercised an option for renewal for an Option Period,

the Lessor must return the Bank Guarantee to the Lessee after the Termination Date or after an earlier termination of this Lease.

17.           GUARANTEE AND INDEMNITY

17.1         Guarantee

Intentionally deleted.

18.           NOTICES

18.1         Form of Notices

Notices given under this Lease will be:

(a)           in writing;

(b)           signed by the party giving the Notice or its Authorised Representative; and

(c)           addressed to the Notice Address of the person to whom it is to be given or in the case of the Lessee, the Premises or the Lessee’s registered office if a company, or the Lessee’s last known place of residence if an individual.

18.2         Method and address for giving Notices

Notices must be:

(a)           delivered by hand;

(b)           posted by pre-paid security or certified mail; or

(c)           transmitted by facsimile,

to the Notice Address of the person receiving the Notice, or in the case of the Lessee, to the Premises or the Lessee’s registered office if a company, or the Lessee’s last known place of residence if an individual.

18.3         Time of receipt

A Notice given to a person in accordance with this Lease is deemed to have been given and received if:

(a)           delivered, on the day of delivery if delivered before 5:00pm on a Business Day, otherwise on the next
Business Day;

(b)           posted by pre-paid security mail or certified mail, on the second day after the day on which the Notice was accepted by the post office from the party sending the Notice; or

(c)           transmitted by facsimile and:

(i)            the transmission report states that it was sent in full and without error; and

(ii)           no objection is received from the recipient,

on the day of transmission if that report states that the transmission was completed before 5:00pm on a Business Day, otherwise on the next Business Day.

18.4         Objection to facsimile

A party receiving a facsimile transmission may object to the facsimile transmission as not being fully intelligible. If a valid objection is made to a facsimile transmission and that party requests re-transmission before 5:00pm on the next Business Day after completion of the facsimile transmission, the party sending the facsimile transmission must re-transmit it, but any re-transmission is deemed to have been made at the time of completion of the original facsimile transmission. If a time restriction is placed, by reference to the date of receipt of the facsimile transmission, on the performance of an Obligation or the exercise of a Right by the party who makes the valid objection to a facsimile transmission, the time restriction for performance of the Obligation or the exercise of the Right is deemed extended by a corresponding time period to the time between the original transmission and re-transmission of the facsimile.

19.           PROPER LAW, JURISDICTION

19.1         Choice of law

This Lease is governed by and will be construed in accordance with the laws of Queensland.

19.2         Jurisdiction

Actions, suits or proceedings relating in any way to this Lease or documents or dealings contemplated by it, may be instituted, heard and determined in a court of competent jurisdiction in Queensland.

19.3         Submission to jurisdiction

Each party irrevocably submits to the non-exclusive jurisdiction of the courts of Queensland for the purpose of any action, suit or proceeding.

19.4         Service of process

A party may by Notice appoint another person at a specified address in Queensland to receive service of process in connection with any action, suit or proceedings and process served on that person is deemed to have been served on the party making the appointment.

20.           GENERAL PROVISIONS

20.1         Variations

No variation of this Lease nor waiver by a party of any provision of it, will be effective unless it is in writing, signed by the parties or (in the case of a waiver) by the party giving it. Any variation or waiver will be effective only to the extent to or for which it is made or given.

20.2         Waiver

The non-exercise of or delay in exercising a Right of a party must not operate as a waiver of that Right, nor does a single exercise of a Right preclude another exercise of it or the exercise of other Rights. A Right may only be waived by Notice, signed by the party (or its Authorised Representative) to be bound by the waiver.

20.3         Further assurances

Each party to this Lease must do all things and sign, execute and deliver all deeds and other documents as may be legally necessary or reasonably required of it by Notice from another party to carry out and give effect to the terms and intentions of this Lease and to perfect, protect and preserve the Rights of the other parties to this Lease.

20.4         Liability of parties

If a party consists of more than one person:

(a)           an Obligation of those parties is a joint obligation of all of them and a several Obligation of each of them;

(b)           a Right given to those parties is a Right given jointly to all of them and severally to each of them, and if exercised by one of them, is deemed to be exercised jointly; and

(c)           a representation, warranty or undertaking made by those parties is made by each of them.

20.5         Counterparts

This Lease may be signed or executed in a number of counterparts, with the same effect as if the signatures to or execution of each counterpart were on the same instrument.

20.6         Warranty of authority

Each person signing this Lease:

(a)           as attorney warrants to the other parties that, as at the date of signing, the signatory has not received any notice or information of the revocation of the power of attorney appointing that person; and

(b)           as an Authorised Representative, agent or trustee of a party, warrants to the other parties that, as at the date of signing, the signatory has full authority to execute this Lease on behalf of that party.

20.7         Severability

This Lease must, so far as possible, be interpreted and construed so as not to be invalid, illegal or unenforceable in any respect but if a provision, on its true interpretation or construction is held to be illegal, invalid or unenforceable:

(a)           that provision must, as far as possible, be read down to the extent that it may be necessary to ensure that it is not illegal, invalid or unenforceable and as may be reasonable in all the circumstances so as to give it a valid operation; or

(b)           if the provision or part of it cannot effectively be read down, that provision or part of it will be deemed to be void and severable and the remaining provisions of this Lease will not in any way be affected or impaired and will continue notwithstanding that illegality, invalidity or unenforceability.

20.8         Delivery as a deed

Subject to any express provisions in this Lease to the contrary, each party, by signing or executing this Lease is deemed to unconditionally sign, seal and deliver this Lease as a deed, with the intention of being immediately legally bound by this Lease.

20.9         Parties bound

This Lease binds each of the parties to the full extent provided in this Lease even though:

(a)           one or more person named in this Lease has not or does not sign or execute this Lease; or

(b)           the signature or execution of this Lease by any of the parties (other than the party sought to be made liable) is or may become void or voidable.

20.10       Entire agreement

The Lessee acknowledges that:

(a)           it has, in entering into this Lease, relied on a satisfactory personal inspection of the Premises including, without limitation, the Lessor’s Fixtures;

(b)           the covenants in this Lease comprise the whole of the agreement between the parties; and

(c)           no further or other covenants are implied or arise between the parties by way of collateral or other agreement or by reason of any alleged promise, representation, warranty or undertaking given or made by either party to the other on or before the execution of this Lease and the existence of any implied, collateral or other agreement is negatived.

20.11       Payment of moneys

All money payable by the Lessee to the Lessor will be paid without any deduction, credit or set-off to the Lessor or to the credit of the Lessor in the way the Lessor or its managing agent directs from time to time by Notice.

20.12       Partnership, agency and joint venture negatived

The relationship created by this Lease between the parties will not be construed as giving rise to a relationship of principal and agent or of giving rise to any partnership or joint venture between the parties.

20.13       Exclusion of implied covenants and powers

The covenants and powers implied in every lease by the Property Law Act 1974 (Q/d) or other relevant legislation will not apply to or be implied in this Lease except to the extent that the same or some part of them is included in the express covenants in this Lease.

21.           SPECIAL CONDITIONS

21.1         Early Termination

(a)           The Lessee may terminate the Lease by giving 6 months (“the Termination Period”) written notice to the Lessor (“the Termination Notice”) and must:

(i)            pay during the Termination Period double the current Rent commencing from the time of the Termination Notice is issued; and

(ii)           vacate the Premises prior to the expiry of the Termination Period but continue to pay Rent up to and including the expiry of the Termination Period.

(b)           In the event that special condition clause 21.1(a) above is exercised, the schedule definition of Rent is amended and all other aspects of the lease remain unchanged.

21.2         Naming rights

The Lessee will have:

(a)           naming Rights in respect of the Building; and

(b)           exclusive Rights to the placement of signage on the Building and in the Building’s garden;

provided that

(c)           the Lessee first obtains the Lessor’s written consent to the size, style, content and location of any such signage; and

(d)           all costs of and in connection with:

(i)            the obtaining of any approvals for; and

(ii)           the erection and removal of;

any such signage are borne by the Lessee.

TABLE OF CONTENTS

REFERENCE SCHEDULE			2

1.	DEFINITIONS AND INTERPRETATION		3
	1.1	Definitions	3
	1.2	Interpretation	6

2.	TERM		6
	2.1	Grant of Lease	6
	2.2	Option for renewal	6
	2.3	Holding over	7

3.	RENT		7
	3.1	Payment of Rent	7
	3.2	Adjustment of Rent	7
	3.3	Market review	8
	3.4	Lessor’s Notice	8
	3.5	Determination by Valuer	8
	3.6	Cost of determination	8
	3.7	Basis of determination	8
	3.8	No objection by Lessee	9
	3.9	Payment pending determination	9

4.	OUTGOINGS		9
	4.1	Lessee to pay Outgoings	9
	4.2	Estimates of Outgoings	9
	4.3	Statement of Outgoings	9
	4.4	Utilities	9

5.	OTHER CHARGES PAYABLE BY LESSEE		9
	5.1	Costs under Lease	9
	5.2	Future taxes	10
	5.3	Lessee to pay GST	10
	5.4	Excess on Lessor’s insurance	10

6.	TERMINATION OR ABATEMENT ON RESUMPTION, DAMAGE, DESTRUCTION		10
	6.1	General Rights of parties	10
	6.2	Limitation of Lessee’s Rights	11

7.	USE OF PREMISES		11
	7.1	Permitted Use	11
	7.2	No warranty	11
	7.3	Lessee’s Obligations	11
	7.4	Restrictions on conduct	12
	7.5	Signs	12

8.	ASSIGNMENT, SUBLEASES, LICENCES AND MORTGAGES ETC		13
	8.1	Restriction	13
	8.2	Change of control	13

9.	MAINTENANCE REPAIR AND ALTERATIONS		13
	9.1	To keep in repair	13
	9.2	Other repair Obligations	14
	9.3	Inspection by Lessor	14
	9.4	Lessor’s repair Notice	14
	9.5	Lessor may enter	14
	9.6	No alterations without consent	14
	9.7	Conditions of consent	14
	9.8	Government Authority Notices	15
	9.9	Lessor’s works	15

10.	INSURANCE		15
	10.1	Lessee to insure	15
	10.2	Increase of amounts	15
	10.3	Certificates of currency	15

11.	LESSEE’S LIABILITIES AND INDEMNITIES		15
	11.1	Lessee’s risk	15
	11.2	Release of Lessor	15
	11.3	Indemnity	16
	11.4	Continuing indemnity	16
	11.5	Condition precedent to Lessor’s liability	16

12.	QUIET ENJOYMENT		16

13.	DETERMINATION OF TERM		16
	13.1	Lessee to deliver up	16
	13.2	Right to remove Lessee’s Property	16
	13.3	Obligation to remove Lessee’s Property	17
	13.4	Lessee to repair damage	17
	13.5	Lessor’s Rights	17

14.	DEFAULT OF LESSEE		17
	14.1	Lessor may rectify	17
	14.2	Interest on overdue payments	17
	14.3	Events of default	17
	14.4	Forfeiture of Lease	18
	14.5	Effect of termination	18
	14.6	Essential terms	18
	14.7	Damages for breach	18
	14.8	Mitigation of loss	19

15.	CAR PARKING		19
	15.1	Licence	19
	15.2	Parking Licence Fee	19
	15.3	Review of Parking Licence Fee	19
	15.4	Hours of Licence	20
	15.5	Not to clean Lessee’s car	20
	15.6	Avoid damage to Car Parking Bays	20
	15.7	No rubbish	20
	15.8	Lessor not responsible	20
	15.9	Risk of the Lessee	20
	15.10	Lessor not liable for death	20
	15.11	Risk of chattels	20
	15.12	No safe keeping	20

16.	BANK GUARANTEE		21
	16.1	Delivery to Lessor	21
	16.2	Retention of Bank Guarantee	21
	16.3	Lessee’s default	21
	16.4	Replacement of Bank Guarantee	21
	16.5	Assignment of Bank Guarantee	21
	16.6	Return of Bank Guarantee	21

17.	GUARANTEE AND INDEMNITY		22
	17.1	Guarantee	22

18.	NOTICES		22
	18.1	Form of Notices	22
	18.2	Method and address for giving Notices	22
	18.3	Time of receipt	22
	18.4	Objection to facsimile	22

19.	PROPER LAW, JURISDICTION		23
	19.1	Choice of law	23
	19.2	Jurisdiction	23

	19.3	Submission to jurisdiction	23
	19.4	Service of process	23

20.	GENERAL PROVISIONS		23
	20.1	Variations	23
	20.2	Waiver	23
	20.3	Further assurances	23
	20.4	Liability of parties	23
	20.5	Counterparts	24
	20.6	Warranty of authority	24
	20.7	Severability	24
	20.8	Delivery as a deed	24
	20.9	Parties bound	24
	20.10	Entire agreement	24
	20.11	Payment of moneys	25
	20.12	Partnership, agency and joint venture negatived	25
	20.13	Exclusion of implied covenants and powers	25

21.	SPECIAL CONDITIONS		25
	21.1	Early Termination	25
	21.2	Naming rights	25